Exhibit 10.1

EXECUTION COPY

$800,000,000

CREDIT AGREEMENT

dated as of

September 28, 2007

among

TUPPERWARE BRANDS CORPORATION,

as the Borrower

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Swingline Lender and Issuing Bank

KEY BANK NATIONAL ASSOCIATION,

as Syndication Agent and Joint Lead Arranger

CALYON NEW YORK BRANCH,

as Co-Documentation Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as Co-Documentation Agent

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Joint Lead Arranger

i

SCHEDULES:

Schedule 1.01 — Pricing Schedule

Schedule 1.01(a) — Existing Letters of Credit

Schedule 1.02(a) — Significant Foreign Subsidiaries

Schedule 2.01 — Commitments

Schedule 3.03 — Government Authorizations and Other Consents

Schedule 3.05 — Material Indebtedness

Schedule 3.08(a) — Existing Liens

Schedule 3.08(b) — Owned Real Property

Schedule 3.08(c) — Leased Real Property

Schedule 3.08(d) — Existing Investments

Schedule 3.11 — Tax Sharing Agreements

Schedule 3.13 — Subsidiaries and Other Equity Investments; Loan Parties

Schedule 5.12 — Guarantors

Schedule 6.02(d) — Existing Indebtedness

Schedule 6.02(m) — Secured Foreign Credit Lines

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Compliance Certificate

Exhibit C — Form of Guaranty

Exhibit D — Form of Security Agreement

THIS CREDIT AGREEMENT (as it may be amended, restated or modified from time to time, this “Agreement”) dated as of September 28, 2007, among TUPPERWARE BRANDS CORPORATION, a Delaware corporation, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning set forth in Section 9.14.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Secured Parties hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Applicable Indemnitor” has the meaning set forth in Section 7.01(h).

“Applicable Percentage” means with respect to the Revolving Commitments of any Lender, (i) the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment or (ii) if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth on Schedule 1.01 under the caption “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Leverage Ratio.

“Approved Fund” has the meaning set forth in Section 9.04(c).

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means, collectively, the audited consolidated balance sheet of the Borrower and its then Subsidiaries for the fiscal year ended December 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its then Subsidiaries, including the notes thereto.

“Australia Guaranty” means that certain Guaranty made on the Effective Date by the Borrower and NuMet Holdings Pty Ltd. in favor of the Administrative Agent for the benefit of the Secured Parties.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Base CD Rate” means the sum of (a) the Three Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“BCICIS” means BC International Cosmetic & Image Services, Inc., a Delaware corporation.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Tupperware Brands Corporation, a Delaware corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, any and all expenditures made by such Person in such period for assets that are, or should be, set forth as “additions to plant, property and equipment” on the cash flow statement prepared in accordance with GAAP; provided, that Capital Expenditures shall not include, except for purposes of determining Excess Cash Flow, any such expenditures (a) made prior to December 31, 2008 in respect of the construction of a manufacturing, distribution and office facility in Aalst, Belgium, adjacent to the existing warehouse facility in an aggregate amount not to exceed $20,000,000, (b) in respect of the development of the Specified Florida Properties in aggregate amount not to exceed $25,000,000, (c) made prior to December 31, 2007 in connection with the leasing of a new manufacturing facility for BeautiControl North America in an aggregate amount not to exceed $8,000,000 and (d) made at any time prior to June 30, 2009, in an aggregate amount not to exceed $5,000,000, in connection with the relocation and build-out of the BeautiControl North America headquarters facility.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means, with respect to any Obligations related to Letters of Credit, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the other Secured Parties, as collateral for such Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Lenders).

“Cash Distributions” means, with respect to any Person for any period, all dividends and other distributions on any of the outstanding Equity Interests in such Person, all purchases, redemptions, retirements, defeasances or other acquisitions of any of the outstanding Equity Interests in such Person and all returns of capital to the stockholders, partners or members (or the equivalent persons) of such Person, in each case to the extent paid in cash by or on behalf of such Person during such period.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and customary setoff and similar rights of banks and securities intermediaries in the ordinary course):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than six months from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or at least “A 1” (or the then equivalent grade) by S&P, in each case with maturities of not more than six months from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c) and (e) of this definition;

(e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition or any recognized securities dealer having capital and surplus in excess of $1,000,000,000 having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government;

(f) money market mutual or similar funds that invest solely in assets satisfying the requirements of clauses (a) through (e) of this definition;

(g) money market funds that (i) comply with the criteria set forth in SEC Rule 2a 7 under the Investment Company Act of 1940, as amended, (ii) are rated “AAA” by S&P and “Aaa” by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

(h) with respect to any Foreign Subsidiary, time deposits with, or insured certificates of deposit or bankers’ acceptances of, (i) any commercial bank that is a Lender or an Affiliate of a Lender and is domiciled or organized outside of the United States of America, or (ii) any commercial bank controlled or operated by the government of, or any agency or instrumentality thereof, the jurisdiction in which such Foreign Subsidiary conducts its operations, in each case, (A) having combined capital and surplus in excess of $500,000,000 or the foreign currency equivalent thereof, and (B) whose long-term debt is rated “A” by S&P and “A2” by Moody’s or the equivalent thereof by an internationally recognized credit rating agency, in each case, with maturities of not more than 60 days from the date of acquisition thereof;

(i) with respect to any Foreign Subsidiary, money market mutual or similar funds that invest solely in assets satisfying the requirements of clause (h) above; and

(j) with respect to any Foreign Subsidiary, other Investments not made for speculative purposes (including, without limitation, with respect to currency exchange rates) of substantially the same type, maturity and liquidity and issued by comparable governmental entities and obligors having at least the same creditworthiness as the Investments and obligors listed in clauses (a) through (g) above denominated in the currency of any jurisdiction in which such Foreign Subsidiary conducts its operations.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) any “change of control” (or, if no such term is used, any event or condition similar to a Change of Control hereunder) shall occur under any Permitted Financing.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property and assets intended to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the granting clauses of the Collateral Documents, including all “Collateral” referred to in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Local Law Collateral Documents, each of the collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 5.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means either a Revolving Commitment or a Term Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, including, among other things, (a) a determination as to the compliance with the covenants set forth in Article VI, and Section 6.11 in particular, calculation under any definitions used in financial ratios, and (b) a listing of, and calculations in determining, each (i) Material Subsidiary, (ii) Significant Foreign Subsidiary, (iii) Key Foreign Operating Jurisdiction, and (iv) Key Foreign Pledge Jurisdiction.

“Consolidated EBITDA” means, with respect to any Measurement Period (or other specified period), an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries for such Measurement Period (or other specified period) plus, without duplication,

(a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges; (ii) the provision for Federal, state, local and foreign income taxes payable (including franchise and similar taxes based on net income); (iii) depreciation and amortization expense; (iv) extraordinary, unusual or non recurring non-cash charges, expenses or losses (including, without duplication, non-cash reengineering and impairment charges, write-off of goodwill and intangibles, and write-off of deferred costs incurred in connection with the Existing Credit Agreement and related interest rate swap terminations), non-cash charges for deferred tax asset valuation allowances; (v) any non-cash impairment charges or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142; (vi) any non-cash expense realized or resulting from any employee benefit plans, post-employment benefit plans, deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such Person or any of its Subsidiaries; and (vii) non-cash losses or expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133; in each case, of or by the Borrower and its Subsidiaries for such Measurement Period (or other specified period), and minus, without duplication, (b) (i) to the extent included in calculating such Consolidated Net Income, Federal, state, local and foreign income tax credits; (ii) any amounts paid or payable in cash in any fiscal period during such Measurement Period (or such other specified period) in respect of any non-cash charges, expenses or losses taken in any prior fiscal period (regardless of whether in such Measurement Period (or such other specified period)); and (iii) to the extent included in calculating such Consolidated Net Income, all extraordinary, unusual or non-recurring items increasing Consolidated Net Income, in each case of or by the Borrower and its Subsidiaries for such Measurement Period. For the purposes of calculating Consolidated EBITDA for any Measurement Period (or other specified period), (A) if at any time during such Measurement Period (or other specified period) the Borrower or any Subsidiary shall have made any Material Disposition (as defined below), the Consolidated EBITDA for such Measurement Period (or other specified period) shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Measurement Period (or other specified period) or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Measurement Period (or other specified period) and (B) if during such Measurement Period (or other specified period) the Borrower or any Subsidiary shall have made a Material Acquisition (as defined below), Consolidated EBITDA for such Measurement Period (or other specified period) shall be calculated after giving Pro Forma Effect thereto. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $15,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that has a fair market value of, or yields gross proceeds to the Borrower or any of its Subsidiaries, in excess of $15,000,000.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA, less (ii) the aggregate amount of all cash Capital Expenditures, less (iii) cash payments in respect of Federal, state, local and foreign taxes (net of any cash refunds in respect of prior cash payments in respect of Federal, state, local and foreign taxes) to (b) the sum of (i) Consolidated Interest Charges to the extent paid, or required to be paid, in cash in such period (including any amounts paid or payable in cash in any fiscal period in respect of any non-cash interest expense accrued in any prior fiscal period), (ii) the aggregate principal amount of all regularly scheduled principal payments or scheduled redemptions of outstanding debt for borrowed money, and (iii) the aggregate amount of all Restricted Payments (other than amounts paid in respect of repurchases of common stock of the Borrower as long as, both immediately before and immediately after giving effect thereto, the Consolidated Leverage Ratio is less than 2.0 to 1.0) to the extent paid, or required to be paid, in cash in such period (other than pursuant to Section 6.06(d) or to the Borrower or a Subsidiary), in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum, in each case, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all outstanding reimbursement obligations in respect of drawings made under letters of credit (including standby and commercial letters of credit, but excluding cash-collateralized letters of credit to the extent such cash collateral is permitted under Section 6.01), bankers’ acceptances, bank guaranties and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and any obligation in respect of an Employee Benefit Arrangement), (e) the capitalized amount of any Capitalized Lease that would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP and, in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease, (f) all Synthetic Debt, (g) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer to the extent that the Borrower or such Subsidiary is legally liable therefor as a result of its ownership interest in such entity or is contractually liable therefor by operation of its charter or other governing documents, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum, without duplication, of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money, or Swap Contracts, or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense under Capitalized Leases that is treated as interest in such measurement period in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on such date minus any decrease or plus any increase in (a) the “Accumulated Other Comprehensive Income (Loss)” account (the “Accumulated Account”) resulting from changes in the “Foreign Currency Translation Adjustment” and/or “Net Equity Hedges” subaccounts of the Accumulated Account and (b) any amounts recorded relating to minimum pension liabilities resulting from the application of Statement of Financial Accounting Standards No. 87, in each case, from the amount reflected in the Borrower’s audited consolidated balance sheet dated December 31, 2005.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Assets” means, with respect to any Person, all assets (other than cash and Cash Equivalents) of such Person that, in accordance with GAAP, would be classified as current assets (or like caption) on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP.

“Dart” means Dart Industries Inc., a Delaware corporation and a Subsidiary of the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, examinership, court protection, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including pursuant to a sale and leaseback transaction) of any property (including without limitation, the Equity Interests of a Subsidiary) of any Person by such Person.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of any State of the United States or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Employee Benefit Arrangement” means any employee benefit plan, program, policy, practices or other arrangement providing benefits to any current or former employee, officer or director of the Borrower or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Borrower of any of its Subsidiaries or to which the Borrower or any of its Subsidiaries contributes or is obligated to contribute, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock, severance, employment, change of control or fringe benefit plan, agreement, program or policy.

“Environmental Action” means any and all written claims, actions, suits, arbitrations, governmental inquiries, proceedings, investigations, demands, demand letters, liens, notices of non-compliance or violation, notices of liability or potential liability, consent orders or consent agreements relating in any way to, resulting from or based upon any violation or alleged violation of any Environmental Law, or Environmental Permit, or relating to any Environmental Liability or the presence of or exposure to any Hazardous Materials.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA or routine claims for benefits, upon the Borrower or any ERISA Affiliate.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Article VII.

“Excess Cash Flow” means, for any period (without duplication), (a) net operating cash flow (to be the item “net cash provided by operating activities” as set forth in the Borrower’s consolidated statement of cash flows as prepared in accordance with GAAP), less (b) an amount equal to the aggregate amount of all cash payments made by the Borrower and its Subsidiaries during such period in respect of Capital Expenditures, less (c) an amount equal to the aggregate amount of all Required Principal Payments made by the Borrower and its Subsidiaries during such period, less (d) an amount equal to the aggregate amount of all Cash Distributions permitted to be paid by the Borrower pursuant to Section 6.06(e) in an amount not to exceed $60,000,000 during such period, less (e) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal period as consideration of Investments permitted under Section 6.03(h), less (f) to the extent included in Consolidated Net Income and not deducted in determining such net operating cash flow, the income (if any) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, less (g) investments in non-wholly owned Subsidiaries pursuant to Section 6.03(o), less (h) the net operating cash flow (if any) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, less (i) net payments made in respect of Swap Contracts to the extent not included in determining net operating cash flow, less (j) Extraordinary Receipts and Net Cash Proceeds of any Disposition, in each case, to the extent included in determining net operating cash flow, plus (k) net payments received in respect of Swap Contracts to the extent not included in determining net operating cash flow.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) such recipient’s net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the applicable recipient is organized or in which its principal office is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of December 5, 2005 among the Borrower, Bank of America, N.A., as administrative agent, swingline lender and letter of credit issuer, and a syndicate of lenders.

“Extraordinary Receipt” means any cash received by, or paid to, the Borrower or any of its Subsidiaries in respect of (a) extraordinary tax refunds and pension plan reversions, (b) proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings, but including, without limitation, all proceeds in respect of any loss, damage or casualty in respect of any assets), (c) condemnation awards (and indemnity and other payments in lieu thereof), (d) commercial tort claims, (e) purchase price adjustments, indemnities and other payments in respect of post-closing contingent obligations relating to Dispositions and Investments; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated July 23, 2007, among the Borrower, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc.

“First-Tier Foreign Subsidiary” means a direct Foreign Subsidiary of the Borrower or of any Guarantor.

“Foreign Credit Line Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as provider of a Secured Foreign Credit Line.

“Foreign Financing Subsidiary” means, collectively, (a) TICL, and (b) each Subsidiary of the Borrower established as a special purpose financing vehicle to finance the operating activities of Foreign Subsidiaries of the Borrower through intercompany Investments (which may in turn be financed through Investments made in such Foreign Financing Subsidiary by the Borrower and its Subsidiaries) and that does not own any assets other than such Investments and assets incidental thereto.

“Foreign Government Scheme or Arrangement” has the meaning set forth in Section 3.12(d).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is organized. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” has the meaning set forth in Section 3.12(d).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funded Debt” of any Person means Indebtedness of such Person that by its terms matures more than one year after the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien) up to the value of such assets. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) the Domestic Subsidiaries of the Borrower listed on Schedule 5.12, (b) the Foreign Subsidiaries listed on Schedule 5.12, (c) each Foreign Subsidiary of the Borrower that has entered into a Guarantee of any Funded Debt in an aggregate principal amount in excess of the Threshold Amount of any Loan Party, (d) each other Domestic Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 5.12, (e) each other Foreign Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 5.12, and (f) solely in respect of Obligations in respect of Secured Swap Contracts and Secured Foreign Credit Lines of Subsidiaries of the Borrower, the Borrower; provided that, solely for purposes of Article VI, those Guarantors described in clauses (b) and (e) of this definition shall not be deemed to be Guarantors.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit C (subject to limitations on recourse in the case of certain Foreign Subsidiaries listed on Schedule 5.12 as limited recourse Guarantors and restrictions imposed by requirements of local laws), the Mexico Guaranty and the Australia

Guaranty made on the Effective Date, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.12 (subject, in the case of Foreign Subsidiaries, to limitation on recourse if full recourse would result in a Section 956 Deemed Dividend and restrictions imposed by requirements of local laws).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, mold, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Swap Contract; provided, that a Person who was a Lender or an Affiliate of a Lender at the time of entering into a Secured Swap Contract but who no longer is a Lender or an Affiliate of a Lender under this Agreement shall continue to be a Hedge Bank until the maturity or termination of such Secured Swap Contract.

“Idle Properties” means the following properties as of the date hereof: (a) real estate located in Halls, Lauderdale County, Tennessee, together with the manufacturing and warehouse improvements thereon, (b) the real estate located in Rio de Janeiro, Brazil, together with the building, warehouse, office space and improvements thereon, (c) the unimproved real estate located in Jerome, Idaho, (d) the unimproved real estate located in Neshanic Station, New Jersey (e) the real estate and plant located in Carmelray Industrial Park, Canlubang, Calamba, Laguna, Philippines, (f) the manufacturing facility at Pierre Corneliskaai 35 in Aalst, Belgium, (g) the Nuvo Cosmeticos SA (Uruguay) building in Uruguay and (h) a portion of the manufacturing and warehousing facilities in Hemingway, South Carolina.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Borrower that is not a Material Subsidiary.

“Inactive Subsidiary” means, at any date of determination, any Subsidiary of the Borrower that is dormant or inactive and that has substantially no assets and income.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit, but excluding cash-collateralized letters of credit to the extent such cash collateral is permitted under Section 6.01), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was by its terms due);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all lines of credit (which, solely for purposes of Section 6.01 and Section 6.02, shall include uncommitted lines of credit, but exclude availability under credit cards); and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent that the Borrower or such Person is legally liable therefor as a result of its ownership interest in such entity or is contractually liable therefor by operation of its charter or other governing documents, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Information Memorandum” means the Confidential Information Memorandum dated September, 2007 relating to the Borrower and the Transactions.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(ix).

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) the purchase, redemption or other acquisition of such Person’s Equity Interests from another Person, (c) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (d) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 3.17.

“IP Security Agreement Supplement” has the meaning specified in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower or in favor the Issuing Bank and relating to any such Letter of Credit.

“Key Foreign Operating Jurisdictions” means, collectively, (a) as of the Effective Date, Germany, Mexico, France, Italy, Switzerland, Austria, Belgium, South Africa, Australia, and Canada and Russia, plus (b) after the Effective Date, each other foreign jurisdiction in which sales of the Borrower and its Subsidiaries equal or exceed 5% of the consolidated sales of the Borrower and its Subsidiaries worldwide, as determined for the most recently completed fiscal year for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to Section 5.01(a), commencing with the fiscal year ending December, 2007; provided, in the case of clause (b), if (i) the Borrower shall notify the Administrative Agent in writing, together with the delivery of the Compliance Certificate listing additional Key Foreign Operating Jurisdictions, that the expense and burden to the Borrower and its Subsidiaries of perfecting a security interest in such jurisdiction is unreasonably excessive or that the perfection of a security interest is not provided for under the laws of such jurisdiction, and (ii) the Administrative Agent shall determine, in its reasonable discretion, that the cost and expense of obtaining or perfecting such security interest are excessive in relation to the benefit to the Secured Parties of the security afforded thereby, or that the perfection of a security interest is not provided for under the laws of such foreign jurisdiction shall not constitute a Key Foreign Operating Jurisdiction.

“Key Foreign Pledge Jurisdictions” means, collectively, (a) as of the Effective Date, the Netherlands, Ireland, Mexico and Australia, plus (b) after the Effective Date, each other foreign jurisdiction in which any Significant Foreign Subsidiary or Foreign Financing Subsidiary is organized; provided, in the case of clause (b), if (i) the Borrower shall notify the Administrative Agent in writing, together with the delivery of the Compliance Certificate listing additional Key Foreign Pledge Jurisdictions, that the expense and burden to the Borrower and its Subsidiaries of perfecting a security interest in such jurisdiction in such other foreign jurisdiction is unreasonably excessive, and (ii) the Administrative Agent shall determine, in its reasonable discretion, that the cost and expense of obtaining or perfecting such security interest are excessive in relation to the benefit to the Secured Parties of the security afforded thereby, such other foreign jurisdiction shall not constitute a Key Foreign Pledge Jurisdiction.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, (a) this Agreement, (b) any promissory notes issued pursuant to this Agreement, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuing Bank Document, (g) each Secured Swap Contract and (h) each agreement governing the Secured Foreign Credit Lines; provided that for purposes of Articles III through V,

Section 9.02, and the definition of “Material Adverse Effect” in the Credit Agreement, Sections 6, 7, 8 and 18 of the Guaranty (as determined with respect to the form thereof attached as Exhibit C hereto and the analogous provisions (including any representation, warranty and covenant) in any other Guaranty), and Sections 11, 12, the proviso to Section 21(a) and 25 of the Security Agreement (and the analogous provisions (including any representation, warranty and covenant) in any Collateral Document), “Loan Documents” shall not include Secured Swap Contracts and agreements governing the Secured Foreign Credit Lines.

“Loan Parties” means, collectively, the Borrower and each Guarantor; provided, that, solely for purposes of Article VI, those Guarantors described in subparts (b) and (e) of the definition of Guarantors shall not be deemed to be Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Law Collateral Documents” means, in respect of (a) the Equity Interests in any First-Tier Foreign Subsidiaries and (b) any IP Rights registered in a jurisdiction outside the United States that are owned by the Borrower or any other Loan Party, in each case contemplated to be pledged by the terms of the Loan Documents for the benefit of the Secured Parties, all documents reasonably necessary to grant and perfect, under the laws of the jurisdiction of organization of such First-Tier Foreign Subsidiary or the jurisdiction of registration of such IP Rights, as applicable, the security interest granted or contemplated to be granted, pursuant to the Loan Documents, in the Equity Interests of such First-Tier Foreign Subsidiary, which shall in no event extend to more than 66% of the Equity Interests of any such Subsidiary, or in such registered IP Rights, as applicable, together with an opinion of local counsel qualified in such jurisdiction of organization or registration, as applicable, in form and substance reasonably satisfactory to the Administrative Agent.

“Material Adverse Effect” means (a) any event, development or circumstance that has had a material adverse effect on the business, assets, properties, results of operations, or financial condition of, the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of any Agent or of the Lenders, taken as a whole, under any material Loan Document, including any impairment with respect to the validity or the enforceability of any material Loan Document; or (c) a material impairment of the ability of any Loan Party (excluding any Guarantors that are Immaterial Subsidiaries) to perform its obligations under any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $10,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), results of operations or assets of the Borrower and its Subsidiaries, taken as a whole.

“Material Marks” means all Intellectual Property consisting of Trademarks and Service Marks (other than Significant Marks) for products sold or distributed as a principal product line associated with, or marketed under, any Significant Mark other than those that are no longer of material value or utility to the Borrower or its Subsidiaries.

“Material Subsidiary” means, at any date of determination, any Subsidiary of the Borrower that together with its Subsidiaries (a) has revenues in an amount equal to at least 5% of the consolidated revenues of the Borrower and its Subsidiaries, or (b) has operating profits in an amount equal to at least 5% of the consolidated operating profits of the Borrower and its Subsidiaries, or (c) has assets in an amount equal to at least 5% of the consolidated total assets of the Borrower and its Subsidiaries, in each case, as determined for the most recently completed fiscal year for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to Section 5.01(a), commencing with the fiscal year ending December, 2006; provided, that, notwithstanding anything to the contrary, Material Subsidiary shall in any event include any Subsidiary that constitutes a “Significant Subsidiary” (or similar term) under the documents governing any Permitted Financing.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Mexico Guaranty” means that certain Guaranty made on the Effective Date by the Borrower, Premiere Products Mexico, S. de R.L., BeautiControl Mexico, S. de R.L. and Fuller Mexicana Holdings, S. de R.L. de C.V. in favor of the Administrative Agent for the benefit of the Secured Parties.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the outstanding amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses incurred by the Borrower or such Subsidiary in connection with such transaction actually paid or (C) all taxes paid or reasonably estimated to be actually payable, within two years of the date of the relevant transaction, as a result of such transaction, and (D) the amount of contingent liabilities directly attributable to such Disposition or Extraordinary Receipt solely to the extent that reserves have been provided therefor in accordance with GAAP; provided, that (x) in the case of clause (C) above, with respect to any amount of taxes estimated to be paid and not paid within two years of the date of the relevant transaction, and (y) in the case of clause

(D) above, with respect to any contingent liabilities for which reserves have been provided, which reserves have, in whole or in part, been reversed, the Borrower will promptly notify the Administrative Agent thereof and the Borrower shall be deemed to have received Net Cash Proceeds equal to such amounts not paid or such amounts reversed; and

(b) with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries to any Person other than to the Borrower or any Subsidiary, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries owing to any Person other than to the Borrower or any Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other out-of-pocket fees and expenses, incurred by the Borrower or such Subsidiary in connection therewith.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, (b) the obligations of the Borrower under any Secured Swap Contract, (c) the obligations of the Borrower or any of its Subsidiaries under any Secured Foreign Credit Line, and (d) the obligations of any Foreign Subsidiaries of the Borrower in favor of any Person that is a Lender or an Affiliate of a Lender, in its capacity as provider of any treasury management services, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp or documentary taxes or any excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, each Loan Document (in each case together with any related interest, penalty, fine or other charge).

“Participant” has the meaning set forth in Section 9.04(g).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Financing” means any unsecured Indebtedness of the Borrower that (a) will not mature prior to the date that is six months after the later of the Term Maturity Date and the Revolving Maturity Date; (b) has no scheduled amortization or payments of principal prior to the later of the Term Maturity Date and the Revolving Maturity Date; (c) has covenant, default and remedy provisions no more restrictive, or mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, than those applicable for publicly traded high yield senior or senior subordinated, as applicable, debt securities in light of then prevailing market conditions as determined in the reasonable judgment of the Administrative Agent in consultation with the investment bank acting as lead underwriter, lead initial purchasers, lead bookrunning arranger and lead bookrunning managers or lead placement agent with respect to such Indebtedness; (d) will not be Guaranteed by any Subsidiaries unless such Subsidiaries are Guarantors; (e) if senior subordinated, is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions applicable for publicly traded high yield senior subordinated debt securities in light of then prevailing market conditions as determined in the reasonable judgment of the Administrative Agent in consultation with the investment bank acting as lead underwriter, lead initial purchasers, lead bookrunning arranger and lead bookrunning managers or lead placement agent with respect to such Indebtedness; and (f) at the time of incurrence or issuance thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom. If, on giving effect to any extension of the Term Maturity Date or the Revolving Maturity Date, any Indebtedness would cease to constitute Permitted Financing by reason of such extension, such Indebtedness shall continue to constitute Permitted Financing notwithstanding such extension.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Effect” means, with respect to any acquisition, investment, dividend, distribution, sale, disposition, merger or similar event consummated subsequent to the commencement of a period for which the financial effect of any such event is to be included on a pro forma basis, the computation of any financial ratio or definition used in the computation thereof giving effect to such events as if such events occurred on the first day of the applicable period, which (a) shall reflect, to the extent applicable, (i) the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence, assumption or reduction of Indebtedness, and (ii) any projected synergies or similar benefits expected to be realized as a result of such event to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Regulation S-X under the Securities Act of 1933, as amended, and (b) be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b).

“Protected Subsidiary” means, collectively, (a) Dart, (b) BCICIS, and (c) each Subsidiary of the Borrower that owns, or licenses from a Person other than the Borrower or any Subsidiary, any Material Marks.

“Qualified Non-Wholly Owned Subsidiary” means any Foreign Subsidiary that is a non-wholly owned Subsidiary so long as 100% of the Equity Interests issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals to the extent mandated by the Laws of such jurisdiction) is beneficially owned, directly or indirectly, by the Borrower and its wholly owned Subsidiaries, and the economic interests in such Foreign Subsidiary are, directly or indirectly, owned for the benefit of the Borrower and its wholly owned Subsidiaries.

“Real Properties” means, at any time, a collective reference to each of the facilities and parcels of real properties owned, leased or operated by the Borrower or any Subsidiary at such time.

“Reduction Amount” has the meaning set forth in Section 2.11(c)(viii).

“Register” has the meaning set forth in Section 9.04(e).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, unused Revolving Commitments and outstanding Term Loans representing more than 50% of the sum of the total Revolving Credit Exposures, and unused Revolving Commitments and outstanding Term Loans at such time.

“Required Principal Payments” means, with respect to any Person for any period, the sum of all regularly scheduled principal payments or redemptions of outstanding Funded Debt made during such period.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, chief legal officer or controller of a U.S. Loan Party; the foreign equivalents of such officers of any Loan Party that is a Foreign Subsidiary; and, in respect of BeautiControl International Services, Inc. and Eventus International, Inc., any Vice President. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $200,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means, with respect to each Lender, such Lender’s pro-rata portion of any revolving Borrowing made pursuant to Section 2.01(a).

“Revolving Maturity Date” means September 28, 2012.

“S&P” means Standard & Poor’s.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 956 Deemed Dividend” shall mean a deemed dividend pursuant to Section 956 of the Code to the extent resulting from the creation of a pledge or other security interest or the execution of a guarantee by a Foreign Subsidiary; provided, that a Section 956 Deemed Dividend shall be treated as resulting from such pledge or guarantee if (i) the Borrower shall notify the Administrative Agent in writing that it has been advised that it cannot obtain a “should” opinion from its tax advisors to the effect that such result should not occur in a particular circumstance, and (ii) the Administrative Agent concurs. In the event of disagreement between the Borrower and the Administrative Agent, a Section 956 Deemed Dividend shall be considered to exist unless Ernst &Young (or a successor national accounting firm mutually acceptable to Borrower and the Administrative Agent) delivers to the Borrower a written “should” opinion in form and substance reasonably satisfactory to the Administrative Agent, to the effect that no Section 956 Deemed Dividend should result, such opinion to be procured at Borrower’s sole expense.

“Secured Foreign Credit Line” means any committed or uncommitted line of credit in favor of any Foreign Subsidiary of the Borrower permitted under Section 6.02(m) that is entered into by and between any such Foreign Subsidiary and any Foreign Credit Line Bank; provided, that (a) each such line of credit (whether committed or uncommitted) shall be set forth on Schedule 6.02(m), and (b) the maximum aggregate amount of credit under all such lines (including, without limitation, all uncommitted lines of credit) shall not at any time exceed $200,000,000.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, the Hedge Banks, the Foreign Credit Line Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Secured Swap Contract” means any Swap Contract in respect of any interest protection or other hedging arrangements required or permitted under Article V or VI that is entered into by and between the Borrower and any Hedge Bank.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Significant Foreign Subsidiary” means, (a) as of the Effective Date, each First Tier Foreign Subsidiary listed on Schedule 1.02(a) hereto, plus (b) after the Effective Date, each First Tier Foreign Subsidiary of the Borrower that together with its Subsidiaries (i) has revenues in an amount equal to at least 5% of the consolidated revenues of the Borrower and its Subsidiaries, or (ii) has segment profit in an amount equal to at least 5% of the consolidated segment profit of the Borrower and its Subsidiaries, or (iii) has assets in an amount equal to at least 5% of the consolidated total assets of the Borrower and its Subsidiaries, in each case, as determined for the most recently completed fiscal year for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to Section 5.01(a), commencing with the fiscal year ending December, 2007.

“Significant Mark” means the “Tupperware” and “BeautiControl” Trademarks and Service Marks.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Florida Properties” means the unimproved Real Properties located in Orange and/or Osceola Counties, Florida owned by the Borrower or any of its Subsidiaries as of the Effective Date.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Borrowing” means a Borrowing comprised of Term Loans.

“Term Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Term Loan. The amount of each Lender’s initial Term Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lender’s Term Commitment is $600,000,000.

“Term Loan” means, with respect to each Lender, such Lender’s pro-rata portion of the term loan Borrowing(s) made by the Lenders pursuant to Section 2.01(b) and 2.09(e) and, with respect to all Lenders, the aggregate of all such pro-rata portions.

“Term Maturity Date” means September 28, 2012.

“Three Month Secondary CD Rate” means, for any day, the secondary market rate for three month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Threshold Amount” means $10,000,000.

“TICL” means Tupperware International Capital Ltd., a company organized under the laws of Ireland and a Subsidiary of the Borrower.

“Trademarks and Service Marks” has the meaning specified in the Security Agreement.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents, (b) the refinancing of certain outstanding Indebtedness of the Borrower and its Subsidiaries and the termination of all commitments with respect thereto, including, without limitation, as to the Existing Credit Agreement and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States or the laws of the District of Columbia.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Lender agrees to make a Term Loan to the Borrower on the date of the initial Borrowing in a principal amount that will not result in (a) such Lender’s Term Loan exceeding such Lender’s Term Commitment or (b) the sum of the Term Loans exceeding the total Term Commitments. No amount of the Term Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their respective Term Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other

Lender’s failure to make Loans as required. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Maturity Date or Revolving Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Borrowing (other than a Swingline Loan), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of such Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any such requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Intentionally Omitted]

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(a) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of

Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(b) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

(c) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(e) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(g) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (d) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(h) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(d) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of

Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination, Reduction and Increase of Commitments. (a) General. Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date. Unless previously terminated, the initial Term Commitments shall terminate upon the making of the Term Loan on the date of the initial Borrowing. Any Term Commitment arising pursuant to Section 2.09(e) shall, unless previously terminated, terminate on the date the corresponding incremental Term Loan is made.

(b) Voluntary Reduction of Commitments. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c) Notice of Election to Voluntarily Reduce Commitments. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments or Term Commitments, as applicable.

(d) Mandatory Reduction of Commitments. The Revolving Commitments shall be automatically and permanently reduced on each date on which the prepayment of Revolving Loans outstanding are required to be made pursuant to Section 2.11(c)(i), (ii), (iii), (iv) or (v) by an amount equal to the applicable Reduction Amount. If after giving effect to any reduction or termination of unused Revolving Commitments under this Section 2.09, the Letter of Credit sublimit or the Swingline Loan sublimit exceeds the Revolving Commitments at such time, the Letter of Credit sublimit or the Swingline sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(e) Increase of Commitments. On up to three occasions after the Effective Date, the Borrower at its option may, from time to time, seek incremental Revolving Commitments or Term Commitments not exceeding in the aggregate $150,000,000 for all such Commitment increases after the date hereof upon at least five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall (i) specify the amount of any such proposed increase, (ii) specify whether the proposed increase is with respect to Revolving Commitments, Term Commitments or both and (iii) certify that no Default has occurred and is continuing. After delivery of such notice, the Administrative Agent or the Borrower, in consultation with the Administrative Agent, may offer the increase (which may be declined by any Lender in its sole discretion) in the Commitments on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other Lenders or entities acceptable to the Administrative Agent and the Borrower. No increase in the total Commitments shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrower shall have delivered to the Administrative Agent a document in form and substance satisfactory to the Administrative Agent pursuant to which (i) any such existing Lender agrees to the amount of its Revolving Commitment or Term Commitment increase, (ii) any such new Lender states its Revolving Commitment or Term Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder, (iii) the Borrower accepts such incremental Commitments, (iv) the effective date of any increase in the Revolving Commitments or Term Commitments and the date of any incremental Term Loans to be made pursuant thereto is specified and (v) the Borrower certifies that on such date the conditions for a new Loan set forth in Section 4.02 are satisfied. Upon the effectiveness of any increase in the total Revolving Commitments, the Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lenders accepting a new or increased Revolving Commitment, of a direct or participation interest in each then outstanding Revolving Loan, Swingline Loan and Letter of Credit such that, after giving effect thereto, all Revolving Credit Exposure is held ratably by the Lenders in proportion to their respective Revolving Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and fees. Any incremental Term Loan made pursuant hereto shall be made as part of a Term Borrowing comprised of all outstanding Term Loans. The Borrower shall make any payments under Section 2.16 arising out of the making of the assignments or the single Term Borrowing referred to in the two preceding sentences. The effectiveness of any such incremental Commitments shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental, resolutions, certificates and other documents as the Administrative Agent may reasonably request. From and after the making of an incremental Term Loan or Revolving Loan pursuant to this Section, such loan shall be deemed a “Term Loan” or “Revolving Loan”, as applicable, hereunder for all purposes hereof.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding. (ii) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date and (iii) to the Administrative Agent for the account of each applicable Lender for the ratable (relative to Term Loan principal amount held) account of each applicable Lender in respect of the Term Loan the aggregate amount of $1,500,000 on the last day of each calendar quarter from and including June 28, 2008 (and in addition, to the extent that any incremental Term Loans shall be made pursuant to Section 2.09(e), an additional amount equal to .25% of the initial aggregate principal amount of such incremental Term Loans on the last day of each calendar quarter from and including the calendar quarter in which such incremental Term Loans are made) and the entire unpaid amount of all Term Loans on the Term Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section. Optional prepayments of the Term Loan shall be applied pursuant to Section 2.11(b) to the next four quarterly principal repayment installments thereof in direct order of maturity and thereafter ratably to the remaining principal repayment installments thereof.

(b) Notice; Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(c). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Term Loan Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(c) Mandatory Prepayments. (i) Beginning with the fiscal year ending December 29, 2007, within two Business Days after the Compliance Certificate related to the financial statements delivered pursuant to Section 5.01(a) has been delivered pursuant to Section 5.02(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 50% of Excess Cash Flow for the fiscal year covered by such financial statements; provided, that to the extent (x) the Consolidated Leverage Ratio for the Measurement Period then ended shall be less than 2.50:1.00, the amount of such prepayment shall be equal to 25% of Excess Cash Flow for the fiscal year covered by such financial statements, and (y) the Consolidated Leveraged Ratio for the Measurement Period then ended shall be less than 2.00:1.00, the amount of such prepayment shall be equal to zero; provided further that to the extent the Borrower shall have made any optional prepayments of Term Loans or Revolving Loans accompanying a corresponding reduction in the Revolving Credit Exposure pursuant to Section 2.09 in the fiscal year with respect to which such Excess Cash Flow is calculated, the amount of such optional prepayments shall be credited against the foregoing mandatory prepayment.

(ii) If the Borrower or any of its Subsidiaries makes any Disposition of any property or assets (other than any Disposition of any property or assets permitted by Section 6.05(a), (b), (c), (d), (e), (h), (i) or (j)) which results in the realization by the Borrower or such Subsidiary of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly upon receipt of such Net Cash Proceeds by the Borrower or such Subsidiary; provided, however, that (A) Net Cash Proceeds realized under a Disposition or a series of related Dispositions described in this Section 2.11(c)(ii) shall not be required to be applied to the prepayment of the Loans as set forth in this Section 2.11 unless the fair market value of the property or assets subject thereto exceeds $250,000, (B) Net Cash Proceeds realized under a Disposition described in this Section 2.11(c)(ii) shall not be required to be applied to the prepayment of the Loans as set forth in this Section 2.11 until the aggregate amount of such Net Cash Proceeds, together with the Net Cash Proceeds of other such Dispositions, in the aggregate not so prepaid or reinvested exceeds $3,000,000 in any fiscal year, in which case, all such aggregate Net Cash Proceeds shall also be applied to the prepayment of the Loans as set forth in this Section 2.11; and (C) the Net Cash Proceeds of any Disposition in the ordinary course of business of car fleets used by employees or consultants of the Borrower and its Subsidiaries shall not be subject to this Section 2.11(c)(ii); provided, further, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.11(c)(ii), (x) at the option of the Borrower (as elected by the Borrower in writing to the Administrative Agent on or prior to the date of such Disposition or the receipt of such Net Cash

Proceeds), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 365 days after the receipt of such Net Cash Proceeds (or, if earlier, the date on which such Net Cash Proceeds would be required to be applied, or to be offered to be applied, to prepay, redeem or defease any Indebtedness of the Borrower or any of its Subsidiaries under any Permitted Financing), such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent), and (y) any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.11. Notwithstanding the foregoing, with respect to any Net Cash Proceeds realized from a Disposition of any Specified Florida Properties, any legally binding agreement to make expenditures in respect of such Specified Florida Properties at the time of such Disposition shall be deemed to constitute a reinvestment of the Net Cash Proceeds of such Disposition in an aggregate amount equal to such committed expenditures; provided, that if such legally binding agreement terminates or expires prior to the completion of such expenditures or all or a portion of such expenditures are no longer required pursuant to such legally binding agreement, then Net Cash Proceeds in an amount equal to any such expenditures not completed or no longer required shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.11.

(iii) Upon the sale or issuance by the Borrower or any of its Subsidiaries of any of its Equity Interests (other than (x) any sales or issuances of Equity Interests by any Subsidiary of the Borrower to the Borrower or to any Loan Party or by any Subsidiary of the Borrower that is not a Guarantor to any other Subsidiary of the Borrower that is not a Guarantor or (y) Equity Interests issued in connection with an Employee Benefit Arrangement or with a stock incentive plan, stock option plan or other equity based compensation plan or arrangement), the Borrower shall prepay an aggregate principal amount of Loans equal to 50% of all Net Cash Proceeds received therefrom promptly upon receipt thereof by the Borrower or such Subsidiary; provided, however, that (A) no prepayments shall be required from the Net Cash Proceeds realized from any exercise of any option, warrant, or other right to acquire capital stock in the Borrower to the extent the Borrower uses such Net Cash Proceeds to purchase, redeem or otherwise acquire shares of its common stock within 180 days after the receipt of such Net Cash Proceeds, and (B) the foregoing percentage shall be reduced to zero in the event that the Consolidated Leverage Ratio at the end of most recently completed fiscal quarter was not greater than 1.0:1.0.

(iv) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 6.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary.

(v) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (ii), (iii), or (iv) of this Section 2.11(c), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly upon receipt thereof by the Borrower or such Subsidiary; provided, however, that with respect to any Extraordinary Receipt, (x) at the option of the Borrower (as elected by the Borrower in writing to the Administrative Agent on or prior to the date of the receipt of such Extraordinary Receipt), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may apply such Extraordinary Receipt to replace or repair the equipment, fixed assets or real property in respect of which such Extraordinary Receipt was received or, as applicable, reinvest all or any portion of any other such Extraordinary Receipt in operating assets so long as within 365 days after the receipt of such Extraordinary Receipt (or, if earlier, the date on which such amounts would be required to be applied, or to be offered to be applied, to prepay, redeem or defease any Indebtedness of the Borrower or any of its Subsidiaries under any Permitted Financing), such replacement, repair or purchase shall have been consummated or the Borrower or such Subsidiary shall have entered into a legally binding agreement to consummate such replacement, repair or purchase (each as certified by the Borrower in writing to the Administrative Agent), and, in the case of any such agreement to replace, repair or purchase, such replacement, repair or purchase shall have been consummated within 540 days (or, if earlier, the date on which such amounts would be required to be applied, or to be offered to be applied, to prepay, redeem or defease any Indebtedness of the Borrower or any of its Subsidiaries under any Permitted Financing) after such certification of agreement to replace, repair or purchase (as certified by the Borrower in writing to the Administrative Agent), and (y) any Extraordinary Receipt not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.11.

(vi) If at any time the aggregate Revolving Credit Exposure of the Lenders exceeds the aggregate Revolving Commitments of the Lenders, the Borrower shall immediately prepay the Revolving Loans in the amount of such excess. To the extent that, after the prepayment of all Revolving Loans an excess of the Revolving Credit Exposure over the aggregate Revolving Commitments still exists, the Borrower shall promptly Cash Collateralize the Letters of Credit in the manner described in Section 2.06(i) in an amount sufficient to eliminate such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the LC Exposure pursuant to this Section 2.11(c)(vi) unless after the prepayment in full of the Revolving Loans and Swingline Loans the Revolving Credit Exposure exceeds the Revolving Commitments at such time.

(vii) Each mandatory prepayment of a Borrowing pursuant to this Section 2.11(c) shall be applied, first, to the Term Loans and to the principal repayment installments thereof on a pro rata basis and, second, to the Revolving Loans in the manner set forth in clause (viii) of this Section 2.11(c); provided that a mandatory prepayment pursuant to clause (vi) of this Section 2.11(c) shall be applied exclusively as provided therein.

(viii) Prepayments of the Revolving Loans made pursuant to clause (i), (ii), (iii), (iv), (v), or (vi) of this Section 2.11(c), first, shall be applied ratably to the unreimbursed LC Disbursements and the Swingline Loans, second, shall be applied ratably to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining LC Exposure; and, in the case of prepayments of the Revolving Loans required pursuant to clause (i), (ii), (iii), (iv) or (v) of this Section 2.11(c), the amount remaining, if any, after the prepayment in full of all unreimbursed LC Disbursements, Swingline Loans and Revolving Loans outstanding at such time and the cash collateralization of the remaining LC Exposure in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Commitments shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.09(d). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as cash collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the Issuing Bank or the Lenders, as applicable.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender with a Revolving Commitment a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the difference between the Revolving Commitment of such Lender and the Revolving Credit Exposure (excluding Swingline Exposure) of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders with a Revolving Commitment or Revolving Credit Exposure. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, its Term Loan or its Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements, Term Loan and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements, Term Loan and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loan and participations in LC Disbursements and

Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Existence, Qualification and Power; Compliance with Laws. Set forth in Part (c) of Schedule 3.13 hereto is a complete and accurate list as of the date hereof of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any Guarantor that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation (if any). The copy of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(v)(B) is a true and correct copy of each such document as in effect on the date hereof, each of which is valid and in full force and effect. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in (A) clause (a), in respect of any Inactive Subsidiary, and (B) clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law in any material respect. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.03. Governmental Authorization; Other Consents. Other than as set forth in Schedule 3.03, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person which has not already been obtained is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents, including the first priority nature thereof (excluding any as may be required pursuant to the applicable foreign laws of foreign jurisdictions in which any Collateral may be situated other than in Key Foreign Operating Jurisdictions and Key Foreign Pledge Jurisdictions and subject to the last paragraph of Section 6 of the Security Agreement). All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

SECTION 3.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, examinership, court protection, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.05. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated June 30, 2007 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year end adjustments. Schedule 3.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date hereof that are not specified in such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. Since the date of the Audited Financial Statements, no Internal Control Event has occurred.

(d) The consolidated forecasted balance sheet, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 or 5.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions the Borrower believed to be fair and reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance (it being understood that actual financial performance may vary from such forecasts).

SECTION 3.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower or the Business after due and diligent investigation, threatened in writing at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or the Business or against any of their properties or revenues that (a) as of the Effective Date, purport to affect or pertain to the consummation of the Transaction, (b) purport to affect or pertain to this Agreement or any material Loan Document, or (c) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. No Default. Neither the Borrower nor any Subsidiary is in default under, or with respect to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.08. Ownership of Property; Liens; Investments. (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property used in the ordinary conduct of its business that have an individual fair market value in excess of $2,500,000, except for such defects in title or interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 3.08(a) sets forth as of the date hereof a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof (after giving effect to the release of Liens existing in connection with the Existing Credit Agreement), the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 3.08(a), and as otherwise permitted by Section 6.01 and after giving effect to the release of Liens existing in connection with the Existing Credit Agreement.

(b) Schedule 3.08(b) sets forth a complete and accurate list of all real property owned by each Loan Party with an individual fair market value in excess of $2,500,000, showing as of the date hereof, where applicable, the street address, county or other relevant jurisdiction, state, record owner and book and fair value thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(c) Schedule 3.08(c) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee which have a remaining term (disregarding any option on the part of the tenant to renew) of three years or more and under which the annual rent is $2,500,000 or more, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except insofar as would not result in a Material Adverse Effect.

(d) Schedule 3.08(d) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof (other than Investments in the Borrower, wholly owned Subsidiaries of the Borrower and Qualified Non-Wholly Owned Subsidiaries of the Borrower and Investments in Cash Equivalents permitted by Section 6.03(a)), showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

SECTION 3.09. Environmental Compliance. Except where the Borrower or its Subsidiaries would have an indemnity claim against Kraft Foods, Inc. with respect thereto or where the failure or related circumstance described below otherwise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Each of the Real Properties and all operations at the Real Properties are and, for the past 3 years, have been in compliance with all applicable Environmental Laws and permits, there is no violation of any Environmental Law or permit with respect to the Real Properties or the businesses of the Borrower and its Subsidiaries, and there are no conditions relating to the Real Properties or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Real Properties contains, or to the Borrower’s knowledge has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws and none of the properties currently or formerly owned or operated by the Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL.

(c) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law. Neither the Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Responsible Officer of the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Responsible Officers of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any Subsidiary, the Real Properties, or the businesses of the Borrower and its Subsidiaries.

(f) There has been no release or threat of release of Hazardous Materials at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any Subsidiary in connection with the Real Properties or otherwise in connection with the businesses of the Borrower and its Subsidiaries, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

SECTION 3.10. Insurance. The properties of the Borrower and its Subsidiaries are insured with insurance companies the Loan Parties reasonably believe to be financially sound and reputable, in such amounts (after giving effect to self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

SECTION 3.11. Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to make any such filings and payments, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that could be reasonably expected to have a Material Adverse Effect. Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement except as set forth on Schedule 3.11 hereto.

SECTION 3.12. ERISA Compliance. (a) Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or reasonably is expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in excess of $40,000,000; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA, except for an event described in clause (i), (iii) or (iv) of this Section 3.12(c), which individually, or in the aggregate with all other such events, could not reasonably be expected to have a Material Adverse Effect.

(d) Except where such event individually, or in the aggregate with all other events in this Section 3.12(d), could not reasonably be expected to have a Material Adverse Effect, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.13. Subsidiaries; Equity Interests; Loan Parties. Each Loan Party has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 3.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are in the amounts specified on Part (a) of Schedule 3.13 free and clear of all Liens except those created under the Collateral Documents and those permitted by Section 6.01 or the Collateral Documents. Each Loan Party has no equity Investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 3.13. Set forth on Part (c) of Schedule 3.13 is a complete and accurate list of all Loan Parties, showing (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Guarantor that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation (if any).

SECTION 3.14. Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB). No proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock other than common stock of the Borrower to the extent permitted under Section 6.06(c), (d), (g) and (h).

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 3.15. Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected and pro forma financial information was prepared, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 3.16. Compliance with Laws. Each Loan Party and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.17. Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except for IP Rights (other than the Significant Marks) that are not material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole. Each of Dart and BCICIS is the owner of all right, title and interest in and to the Significant Marks owned by it, no Liens exist on the Significant Marks other than Liens created under the Loan Documents and no other parties have any right, title and interest in and to the Significant Marks other than non-exclusive licensing and rights arrangements with the Borrower and its Subsidiaries. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any proprietary rights held by any other Person and no claim or litigation regarding any of the foregoing is pending or threatened in writing, in any of the foregoing cases, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.18. Solvency. Before and after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, (a) each of the Borrower, Dart and BCICIS is and will be Solvent, (b) after excluding all Indebtedness owed to Loan Parties, each of Tupperware International Holdings Corporation, Premiere Products, Mexico S. de R.L. and Fuller Mexicana Holdings S. de R.L. de C.V. is and will be Solvent, and (c) the Borrower and its Subsidiaries, on a consolidated basis, are and will be Solvent.

SECTION 3.19. Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received the following, each of which, to the extent applicable, shall be originals, telecopies or electronically transmitted copies (each followed promptly by originals) unless otherwise specified, each, to the extent applicable, properly executed by a Responsible Officer of the signing Loan Party, each, to the extent applicable, dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a promissory note executed by the Borrower in favor of each Lender requesting a note;

(iii) a security agreement, in substantially the form of Exhibit D (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party (excluding certain Foreign Subsidiaries listed on Schedule 5.12 as limited recourse Guarantors), together with:

(iv) to the extent (x) the applicable Equity Interests are certificated, certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and to the extent such instruments exist, instruments evidencing the Pledged Debt indorsed in blank, and (y) such Equity Interests are of Significant Foreign Subsidiaries, Local Law Collateral Documents with respect to the Pledged Equity in the applicable Key Foreign Pledge Jurisdiction;

(v)(x) proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may reasonably deem necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement, and (y) in the case of any Local Law Collateral Documents with respect to Equity Interests of Significant Foreign Subsidiaries, evidence of the completion (or arrangements satisfactory to the Administrative Agent for the completion) of all actions, recordings and filings as may be necessary in order to perfect the Liens created under such Local Law Collateral Documents in the applicable Key Foreign Pledge Jurisdiction, in each case unless the Administrative Agent shall have agreed to take delivery thereof at a later date,

(vi) completed requests for information, dated on or before the date of the initial Loans, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(vii) evidence of the completion (or the making of arrangements satisfactory to the Administrative Agent) of all other actions, recordings and filings of or with respect to the Security Agreement and the Local Law Collateral Documents that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby, and

(viii) evidence that all other action that the Administrative Agent may reasonably deem necessary in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements) or the making of arrangements satisfactory to the Administrative Agent for the taking of such action;

(ix) an intellectual property security agreement, in substantially the form of Exhibit A to the Security Agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 5.12, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken (including, without limitation, as to Significant Marks in Key Foreign Operating Jurisdictions);

(x)(A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) a copy of a Certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party certifying (1) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (2) that such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office;

(xi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(xii) a favorable opinion of Sidley, Austin LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent;

(xiii) a favorable opinion of Morris, Nichols, Arsht & Tunnell, Delaware counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent;

(xiv) a favorable opinion of the General Counsel to the Borrower, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent;

(xv) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all material consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xvi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xvii) a certificate from the Chief Financial Officer of the Borrower attesting that, both before and after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, each of (A) the Borrower, Dart and BCICIS is and will be Solvent, (B) after excluding all Indebtedness owed to Loan Parties, each of Tupperware International Holdings Corporation, Premiere Products, Mexico S. de R.L. and Fuller Mexicana Holdings S. de R.L. de C.V. is and will be Solvent, and (C) the Borrower and its Subsidiaries, on a consolidated basis, are and will be Solvent;

(xviii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(b) All fees required to be paid to the Administrative Agent and the Lenders on or before the Effective Date shall have been paid.

(c) Unless waived by the Administrative Agent solely in respect of this Section 4.01(a), the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) All governmental, shareholder and third party consents and approvals necessary in connection with the Transaction shall have been obtained and shall be in full force and effect, and no law or regulation shall be applicable that would restrain, prevent or impose any material adverse conditions on the Transaction.

(e) The Lenders shall have received the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the two most recent fiscal years ended prior to the Effective Date, (ii) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) and (iii) forecasts prepared by management of the Borrower, of consolidated balance sheets and statements of income or operations and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for the year following the Effective Date and on an annual basis for each year thereafter until the Term Maturity Date.

(f) The credit facilities contemplated herein shall have received a debt rating from S&P of at least BBB-.

(g) There shall not have occurred a Material Adverse Effect since December 30, 2006.

(h) All obligations under the Existing Credit Agreement shall have been (or shall substantially contemporaneously be) repaid in full and the Existing Credit Agreement and all related Liens shall have been terminated (or the Administrative Agent shall have received documentation and assurances satisfactory to it that such repayments and terminations are imminent) and the Administrative Agent shall have received a related payoff letter in form and substance acceptable to it.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on October 31, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V, in each other Loan Document, and in any document furnished in connection with such Borrowing or Letter of Credit issuance, amendment, renewal or extension shall be true and correct in all material respects (other than in respect of representations and warranties that are subject to a Material Adverse Effect qualifier, in which case such representations and warranties will be true and correct) on and as of the date of such Borrowing or Letter of Credit issuance, amendment, renewal or extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (other than in respect of representations and warranties that are subject to a Material Adverse Effect qualifier, in which case such representations and warranties will be true and correct) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 3.05(a)(i) and (ii) and the first sentence of 3.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.01(a) and (b), respectively.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 5.01, 5.02, 5.03 and 5.11) cause each Subsidiary to:

SECTION 5.01. Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC, without giving effect to any extension), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing to which the Required Lenders have not reasonably objected, which report and opinion shall be prepared in accordance with generally accepted auditing standards and (ii) an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls to the extent required pursuant to Section 404 of Sarbanes-Oxley, in each case expressing a conclusion to which the Required Lenders have not reasonably objected;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC, without giving effect to any extension), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, controller or the treasurer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes;

(c) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for the fiscal year following such fiscal year and on an annual basis for the next three fiscal years.

As to any information contained in materials furnished pursuant to Section 5.02(d), the Borrower shall not be separately required to furnish such information under Section 5.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 5.01(a) and (b) above at the times specified therein.

SECTION 5.02. Certificates; Other Information. Deliver to the Administrative Agent and each Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 5.01(a), a certificate of its independent certified public accountants, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) within ten days of the earlier of (i) filing the financial statements referred to in Sections 5.01(a) and (b) with the SEC, and (ii) delivery of such financial statements to the Lenders, a duly completed Compliance Certificate, in form and detail reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of the Borrower;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters and, to the extent permitted by the independent accountants, recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of securities constituting a Permitted Financing and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.02;

(f) as soon as available and in any event within 45 days after the end of each fiscal year, a report, in form and detail reasonably satisfactory to the Administrative Agent, summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information with respect to insurance coverage as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g) promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any Key Foreign Operating Jurisdiction) concerning any formal investigation or formal inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries (other than routine comment letters and related inquiries received from the SEC (or such comparable agency) in the ordinary course of its reviews of such Loan Party or Subsidiary);

(h) promptly upon receipt thereof, copies of all notices as to material matters, requests for any material information and any material documents (i) delivered by any Loan Party or any of its Subsidiaries under or pursuant to any Permitted Financing, and (ii) from time to time upon request by the Administrative Agent, such information and reports regarding such Permitted Financing as the Administrative Agent may reasonably request;

(i) promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(j) (i) concurrently with the delivery of the Compliance Certificate corresponding to the financial statements delivered pursuant to Section 5.01(a), a report supplementing Schedules 3.08(c), 3.08(d), 3.08(e), 3.11 and 3.13, including an identification of all owned and leased real property disposed of by any Loan Party or any of its Subsidiaries during such fiscal year (to the extent any such properties were, or would have been, required to be listed on such Schedules), a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property under which Borrower or any Subsidiary is lessor, the lessee, expiration date and annual rental cost thereof) of all material owned real property acquired or leased during such fiscal year and a description of such other material changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete in all material respects; and (ii) concurrently with the delivery of the Compliance Certificate corresponding to the financial statements delivered pursuant to Sections 5.01(a) and 5.01(b), and from time to time between such deliveries in the event of any material changes of the information set forth in Schedule 6.02(m), a report updating Schedule 6.02(m), including identification of all of lines of credit, the applicable borrower or beneficiary thereof, the maximum permitted amount thereunder (including the respective amounts thereof that are committed and uncommitted), the bank or financial institution providing such line of credit (including identification of those that are Secured Foreign Credit Lines), the expiration or termination date thereof, whether such line of credit is secured (and if so, a description of the applicable collateral), the aggregate potential amount of all lines of credit that are secured, and a description of such other material information as may be necessary for such Schedule to be accurate and complete in all material respects; and

(k) promptly, such additional information as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01 or Section 5.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted by the Borrower, or are posted on the Borrower’s behalf, on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.03. Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Material Subsidiary thereof; and

(e) of the (A) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.11(c)(ii), (B) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.11(c)(iii), (C) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.11(c)(iv) and (D) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.11(c)(v).

Each notice pursuant to Section 5.03(a), (b), (c) or (d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or relevant Subsidiary has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached (if any).

SECTION 5.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) the failure to pay and discharge such tax liabilities, assessments and governmental charges or levies could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not permitted hereunder unless such claims are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness except to the extent that a default with respect to such Indebtedness would not result in a Default or Event of Default.

SECTION 5.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.04 or 6.05, except with respect to Inactive Subsidiaries where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; provided that nothing in this Section 5.06 shall prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable commercial judgment of the Borrower, desirable in the conduct of its business and could not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to self insurance compatible with the following standards) and with such deductibles as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

SECTION 5.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; provided, that such books of record and account, and entries therein in, of Foreign Subsidiaries shall conform with the generally accepted (or customary) financial practices and statutory requirements of its jurisdiction.

SECTION 5.10. Inspection Rights. Permit representatives and independent contractors of each Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower (unless a Default is then continuing, to the extent such expenses are out-of-pocket and reasonable) and at such reasonable times during normal business hours and as often as may be reasonably desired, but not more than 2 times in any calendar year unless a Default shall have occurred and be continuing, upon reasonable advance notice to the Borrower.

SECTION 5.11. Use of Proceeds. Use the proceeds of the Term Loans and the Revolving Loans, as follows:

(a) to refinance, as of the Effective Date, the Existing Credit Agreement,

(b) to pay fees and expenses incurred in connection with the Transaction,

(c) for general corporate purposes, and

(d) in addition, in the case of the Revolving Loans, to finance acquisitions and stock repurchases permitted by this Agreement.

SECTION 5.12. Covenant to Guarantee Obligations and Give Security. (a) Upon the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i) within 30 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents; provided, however, that if for any new direct or indirect Foreign Subsidiary or parent that is a Foreign Subsidiary, as applicable, compliance with this Section 5.12(a)(i) would result in a Section 956 Deemed Dividend, the Borrower will not be required to comply with this Section 5.12(a)(i) to the extent that doing so would result in such Section 956 Deemed Dividend,

(ii) within 5 days after such formation or acquisition, furnish to the Administrative Agent a description of the personal properties of such Subsidiary, in reasonably sufficient detail to enable the Administrative Agent to take and perfect Liens thereon to the extent required by this Agreement and the Collateral Documents,

(iii) within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) except to the extent provided in clause (i) above to duly execute and deliver, to the Administrative Agent, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such personal properties other than property as to which the granting of a Lien is otherwise excused by the terms of this Agreement or the Collateral Documents; provided, however, that if for any new direct or indirect Foreign Subsidiary or parent thereof that is a Foreign Subsidiary, as applicable, compliance with this Section 5.12(a)(iii) would result in a Section 956 Deemed Dividend, the Borrower will not be required to comply with this Section 5.12(a)(iii) to the extent that doing so would result in such Section 956 Deemed Dividend,

(iv) within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 5.12, enforceable against all third parties in accordance with their terms,

(v) within 30 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request,

(b) Upon the acquisition of any property (other than Real Property) by any Loan Party, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then, other than where compliance with this Section 5.12(b) would result in a Section 956 Deemed Dividend, the Borrower shall, at the Borrower’s expense:

(i) within 15 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii) within 30 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii) within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties, and

(iv) within 30 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request.

(c) At any time any Foreign Subsidiary of the Borrower that is not a Guarantor has entered into a Guarantee of any Funded Debt of any Loan Party with a principal amount in excess of the Threshold Amount, then the Borrower shall, at the Borrower’s expense:

(i) within 30 days after entering into such Guarantee, cause such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Loan Parties’ obligations under the Loan Documents, and

(ii) within 30 days after entering into such Guarantee, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clause (i) above, and as to such other matters as the Administrative Agent may reasonably request.

(d) Notwithstanding anything provided in this Section 5.12, no Local Law Collateral Documents shall be required to be delivered in respect of the Equity Interests in any First-Tier Foreign Subsidiary for so long as such First-Tier Foreign Subsidiary shall not be a Significant Foreign Subsidiary. Upon any First-Tier Foreign Subsidiary becoming a Significant Foreign Subsidiary, the Borrower shall deliver, or shall cause to be delivered, to the Administrative Agent the Local Law Collateral Documents in respect of 66% of the Equity Interests in such First-Tier Foreign Subsidiary within 30 days after the date the determination is made that such First-Tier Foreign Subsidiary is a Significant Foreign Subsidiary other than where compliance with this Section 5.12(d) would result in a Section 956 Deemed Dividend.

(e) Within 30 days (which may be extended in the reasonable discretion of the Administrative Agent by up to an additional 30 days) after delivery of any Compliance Certificate listing any Key Foreign Operating Jurisdiction with respect to which Local Law Collateral Documents in respect of the Significant Marks have not been executed and delivered and all actions required to perfect the security interests in respect of the Significant Marks created pursuant to the Security Agreement or any Local Law Collateral Documents taken, the Borrower and the applicable Loan Parties shall (i) execute and deliver Local Law Collateral Documents in respect of the Significant Marks, (ii) take all actions required to perfect the security interests in respect of the Significant Marks created pursuant to the Security Agreement or any Local Law Collateral Documents and otherwise reasonably requested by the Administrative Agent pursuant to the Loan Documents, and (iii) deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties in such Key Foreign Operating Jurisdiction reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i) and (ii) above and as to such other matters as the Administrative Agent may reasonably request. Notwithstanding anything provided in this Section 5.12, no Local Law Collateral Documents shall be required to be delivered in respect of any IP Rights registered in a jurisdiction outside of the United States, except for Local Law Collateral Documents in respect of Significant Marks registered in Key Foreign Operating Jurisdictions.

(f) Notwithstanding anything provided in this Section 5.12, the Administrative Agent shall not take or perfect a security interest in any property or assets if Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining or perfecting such interest (including any stamp, intangibles or other tax) are excessive in relation to the benefit to the Secured Parties of the security afforded thereby.

(g) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, in each case solely to the extent not inconsistent with the provisions of this Agreement or any other Loan Document.

SECTION 5.13. Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

SECTION 5.14. Preparation of Environmental Reports. In the event that the Administrative Agent or the Required Lenders has reason to believe that (a) there is an Environmental Liability affecting any Real Property that could reasonably be expected to have a Material Adverse Effect, (b) there is any Environmental Action or any Environmental Liability that could reasonably be expected to cause any Real Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, or (c) there is an Environmental Liability that could reasonably be expected to result in a litigation or a proceeding affecting any Loan Party or Subsidiary that would involve amounts exceeding the Threshold Amount, then, at the request of the Administrative Agent or the Required Lenders, provide to the Lenders within 90 days after such request or such longer period of time as may be reasonably necessary to conduct any assessment as is reasonably determined by the environmental consulting firm conducting such assessment, at the expense of the Borrower, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties.

SECTION 5.15. Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, may reasonably require from time to time in order to (a) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (b) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (c) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

SECTION 5.16. Interest Rate Hedging. Enter into no later than 90 days after the Effective Date, and maintain at all times thereafter, interest rate Swap Contracts with Persons reasonably acceptable to the Administrative Agent and having terms and conditions reasonably satisfactory to the Administrative Agent, to the extent necessary to provide that at least 40% of the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries on a consolidated basis is subject to either a fixed interest rate or interest rate protection for a period of the lesser of three years and the remaining period of time to the Term Maturity Date.

SECTION 5.17. Compliance with Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.18. Protected Subsidiaries and Financing Subsidiaries. (a) Maintain at all times Dart or BCICIS, as applicable, as the legal, beneficial and registered and record owner of all Significant Marks owned by it as of the date hereof and one of the Protected Subsidiaries as the legal, beneficial and, as applicable, registered or record owner or licensee from a Person other than the Borrower or any Subsidiary of all Material Marks; provided, that neither Dart nor BCICIS shall transfer or otherwise Dispose of any Significant Mark to any Person, except as permitted pursuant to Section 6.05(i) to Borrower and its Subsidiaries and (b) cause TICL or another Financing Subsidiary identified to the Administrative Agent at all times (i) to continue to operate as a principal finance vehicle for the operations of the Borrower and its Subsidiaries located outside of the United States, (ii) to be a First Tier Foreign Subsidiary, at least 66% of whose Equity Interests have been or shall be, concurrently with such subsidiary becoming a Financing Subsidiary, pledged pursuant to Local Law Collateral Documents, and (iii) to maintain such pledge to be a valid, perfected first priority interest pursuant to the laws of the applicable Key Foreign Pledge Jurisdiction.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

SECTION 6.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof (other than Liens securing lines of credit and amounts outstanding under lines of credit) and listed on Schedule 3.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not broadened or increased, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.02(d);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property or other minor irregularities in title which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 6.02(f); provided that (i) such Liens do not at any time encumber any property other than the property whose acquisition, construction or improvement was financed by such Indebtedness or, if applicable, subject to such Capitalized Lease and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired, constructed or improved on the date of acquisition, construction or improvement;

(j) Liens in the form of leases or subleases granted or created by the Borrower or any Subsidiary of Real Properties that do not interfere, individually or in the aggregate, in any material respect with the business of the Borrower and its Subsidiaries (taken as a whole);

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(l) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(m) Liens securing lines of credit for Foreign Subsidiaries in an aggregate potential amount at any time (such amount being the maximum potential amount of credit under any secured line of credit, whether or not committed and whether or not then available) not to exceed $35,000,000; and

(n) other Liens securing Indebtedness (other than Liens securing lines of credit for Foreign Subsidiaries and amounts outstanding under lines of credit for Foreign Subsidiaries) outstanding in an aggregate principal amount not to exceed $25,000,000.

Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien in respect of (x) any property or assets of Dart or BCICIS, including, without limitation, the Significant Marks, (y) any Material Mark, and (z) the Equity Interests of Dart, BCICIS, any Protected Subsidiary or any Financing Subsidiary, in each case, except for Liens thereon created by the Loan Documents.

SECTION 6.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness in respect of Swap Contracts designed to hedge against fluctuations in interest rates or foreign exchange rates required hereby or otherwise incurred in the ordinary course of business and consistent with prior practices and prudent business practice and not for speculative purposes;

(b) Indebtedness owed to the Borrower, a wholly owned Subsidiary of the Borrower or a Qualified Non-Wholly Owned Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Debt” under the Security Agreement, (ii) be otherwise permitted under the provisions of Section 6.03, (iii) if any Loan Party is the obligor on such Indebtedness, be unsecured and expressly subordinated in right of payment to all Obligations, and (iv) in the case of Indebtedness owed to any Loan Party by any Subsidiary that is not a Loan Party, (A) be evidenced by a promissory note, (B) not be subordinated, and (C) be payable upon demand and without restrictions on prepayments;

(c) Indebtedness under the Loan Documents;

(d) Indebtedness, excluding lines of credit and Indebtedness in respect of lines of credit, outstanding on the date hereof and listed on Schedule 6.02(d) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; provided further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e) Guarantees of (i) the Borrower or any Guarantor in respect of Indebtedness of any Loan Party otherwise permitted hereunder, and (ii) of the Borrower on an unsecured basis in respect of Indebtedness of any Subsidiary that is not a Loan Party otherwise permitted hereunder;

(f) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and obligations for acquisition, construction or improvement of fixed or capital assets; provided, that (i) the aggregate amount of all such Indebtedness at any one time outstanding (other than in respect of the construction of a manufacturing, distribution and office facility in Aalst, Belgium, adjacent to the existing warehouse facility) shall not exceed $20,000,000, and (ii) the aggregate amount of all such Indebtedness in respect of the construction of a manufacturing, distribution and office facility in Aalst, Belgium, adjacent to the existing warehouse facility, shall not exceed $20,000,000 so long as such Indebtedness is owed to Fortis Capital and its affiliates and partners (including any refinancings, refundings, renewals or extensions thereof with Fortis Capital and its affiliates and partners so long as the amount of such Indebtedness is not increased, the direct or any contingent obligor with respect thereto is not changed and any property securing such Indebtedness is not broadened or increased);

(g) other than pursuant to a line of credit, Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(h) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person in the ordinary course of business;

(i) Indebtedness representing deferred compensation to employees of Borrower and its Subsidiaries in the ordinary course of business;

(j) Indebtedness incurred in the ordinary course of business of the Borrower and its Subsidiaries in respect of accounts extended by suppliers on normal trade terms in connection with purchases of goods and services;

(k) Indebtedness incurred pursuant to the terms of any Plan or Employee Benefit Arrangement in the ordinary course of business;

(l) Permitted Financings in an aggregate amount not to exceed $400,000,000 so long as the Net Cash Proceeds thereof are applied to prepay the Loans;

(m) lines of credit (including, without limitation, overdraft facilities, working capital facilities, letter of credit facilities and similar lines of credit and credit facilities, but excluding factoring facilities and trade letter of credit facilities in the ordinary course of business) listed on Schedule 6.02(m), as updated in accordance with Section 5.02(j)(ii) and as updated between fiscal periods otherwise in accordance with Section 5.02(j)(ii), in an aggregate amount not to exceed $200,000,000 (including, without limitation, all committed and uncommitted lines of credit); provided, that the aggregate amount outstanding under all lines of credit shall not exceed $75,000,000 outstanding at any time;

(n) trade letter of credit facilities;

(o) Indebtedness arising from the issuance of unsecured commercial paper; and

(p) other Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

Notwithstanding anything to the contrary herein or in any other Loan Document, (x) neither Dart nor BCICIS nor any Protected Subsidiary that has any right, title or interest in any Material Mark may create, incur, assume or suffer to exist any Indebtedness other than Indebtedness under the Loan Documents and unsecured Indebtedness under Sections 6.02(b) and (l), and (y) lines of credit for Foreign Subsidiaries and all Indebtedness in respect of lines of credit for Foreign Subsidiaries shall only be permitted under Section 6.02(m).

SECTION 6.03. Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) Loans and advances to officers, directors and employees of the Borrower and Subsidiaries for payroll advances, travel, entertainment, relocation and other corporate purposes in an amount not to exceed $2,500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, and (ii) additional Investments by the Borrower and its Subsidiaries in wholly owned Subsidiaries and Qualified Non-Wholly owned Subsidiaries; provided, that the proceeds of any such additional Investments in Subsidiaries that are not Loan Parties shall not be used to (A) finance any further Investments other than additional Investments under this Section 6.03(c) or (B) finance any Restricted Payments other than Restricted Payments permitted under Section 6.06(a);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the trade debt granted, or deposits made in connection with the purchase of goods or services, in each case in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, customers or suppliers or in settlement of disputes in the ordinary course of business to the extent reasonably necessary in the circumstances;

(e) Guarantees permitted by Section 6.02;

(f) Investments existing or in respect of which a legally binding commitment to make such Investment exists on the date hereof and set forth on Schedule 3.08(e);

(g) Investments by the Borrower in Swap Contracts permitted under Section 6.02(a);

(h) the purchase or other acquisition by any Loan Party of all of the Equity Interests in, or all or substantially all of the property and assets of, or a business unit or product line of, any Person that, upon the consummation thereof, will be wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 6.03(h):

(i) to the extent applicable, any such newly-created or acquired Subsidiary resulting from such purchase or acquisition shall comply with the requirements of Section 5.12;

(ii) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same or substantially related to and complementary to lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries;

(iii) the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid or assumed by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid or assumed by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 6.03(h), shall not exceed $150,000,000 in the aggregate; provided, that if the Consolidated Leverage Ratio is less than 2.50 to 1.00 immediately after giving Pro Forma Effect to any such purchase or acquisition and any related transactions, the total cash and noncash consideration for such purchase or acquisition and any related transactions shall not count towards the $150,000,000 limit under this Section 6.03(h)(iii);

(iv) (A) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving Pro Forma Effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 6.11; and

(v) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition involving total consideration in excess of $50,000,000 is to be consummated, a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 6.03(h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(i) Investments made or acquired pursuant to the terms of any Plan or Employee Benefit Arrangement in the ordinary course of business;

(j) Investments received in connection with the bankruptcy, insolvency, court protection or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(k) Investments made with the Net Cash Proceeds of any issuance of Equity Interests remaining after making all mandatory prepayments from such Net Cash Proceeds required pursuant to Section 2.11(c)(iii);

(l) the non-exclusive licensing or sublicensing of Intellectual Property rights (other than Significant Marks) pursuant to joint marketing arrangements with Persons other than the Borrower and its Subsidiaries;

(m) any Investments acquired in connection with a Disposition permitted by Section 6.05;

(n) loans made in the ordinary course of business consistent with past practices to new distributors of products of the Borrower or its Subsidiaries; and

(o) other Investments, net of all dividends, distributions, payments of interest, return on capital and repayments of principal received in cash in respect of such Investments, in an aggregate amount not to exceed $50,000,000 at any time outstanding.

SECTION 6.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with, or be liquidated, wound up or dissolved into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary that is not a Loan Party, such Loan Party shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets to (i) another Subsidiary which is not a Loan Party or (ii) to a Loan Party; and

(d) in connection with any acquisition permitted under Section 6.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower;

provided, however, that in each case, immediately after giving effect thereto, (x) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation, and (y) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation; provided, further, that the Borrower shall use its commercially reasonable efforts to cause CH Laboratories Pty Limited to be merged, liquidated, wound up or dissolved in a manner permitted by Section 6.04(a)(ii) and until such merger, liquidation, winding up or dissolution shall have occurred, CH Laboratories Pty Limited shall not own any assets.

SECTION 6.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of (i) obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and (ii) fixed operating assets (solely to the extent not constituting all or substantially all of the assets or business of the Borrower or any Subsidiary or a business unit, line of business or division of the Borrower or any Subsidiary) no longer used or useful to the business of the Borrower and its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory and Cash Equivalents in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by the Borrower or any Subsidiary to the Borrower, a wholly owned Subsidiary, or a Qualified Non-Wholly Owned Subsidiary; provided that (i) if the transferor of such property in a noncash transaction is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor, and (ii) such Disposition shall be for fair market value and on arm’s-length terms;

(e) Dispositions permitted by Section 6.04 and, to the extent any Investment permitted under Section 6.03 also constitutes, in whole or in part, a Disposition, such Investment;

(f) any issuance of Equity Interests of the Borrower;

(g) Dispositions by the Borrower and its Subsidiaries of the Specified Florida Properties and the Idle Properties; provided, that at least 25% of the purchase price therefore shall be paid in cash so long as any noncash consideration shall be secured by the Specified Florida Properties or the Idle Properties subject to such Disposition;

(h) the sale, transfer or disposition of accounts in connection with the collection or compromise thereof in the ordinary course of business;

(i) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(j) Dispositions made pursuant to the terms of any Plan or Employee Benefit Arrangement in the ordinary course of business;

(k) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 6.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (k) in any fiscal year shall not exceed 5% of the Borrower’s consolidated assets (determined in accordance with GAAP) as of the last day of the immediately preceding fiscal year, and (iii) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary solely in cash; and

(l) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 6.05(k) above;

provided, however, that (x) any Disposition pursuant to Section 6.05(k) is for consideration at least equivalent to fair market value of the property or assets Disposed, and (y) neither Dart nor BCICIS shall transfer or otherwise Dispose of any Significant Mark except as permitted pursuant to Section 6.05(i) to the Borrower and its Subsidiaries.

SECTION 6.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Loans pursuant to Section 2.11(c)(iii), the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock to the extent that such purchase, redemption or other acquisition is effected using the proceeds from any exercise of any option, warrant, or other right to acquire capital stock in the Borrower or such Subsidiary within 180 days after the date of such exercise;

(e) the Borrower and each Subsidiary may make Restricted Payments and may issue or sell Equity Interests pursuant to the terms of any Plan or Employee Benefit Arrangement (including restricted stock and related employee compensation plans) in the ordinary course of business;

(f) the Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its common stock so long as, after giving Pro Forma Effect thereto, the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.11;

(g) the Borrower may purchase, redeem or acquire any of its Equity Interests from any of its or its Subsidiaries’ present or former officers or employees upon the death, disability or termination of employment of such officer or employee, so long as the aggregate amount of payments under this Section 6.06(g) shall not exceed $2,500,000 in any fiscal year and $5,000,000 in the aggregate since the Effective Date; and

(h) to the extent permitted by Section 6.03, the Borrower or any of its Subsidiaries may purchase any or all of any portion of the minority Equity Interests in any Subsidiary that is not (directly or indirectly) wholly owned by the Borrower.

SECTION 6.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business similar, ancillary, complementary or otherwise reasonably related thereto or that is a reasonable extension, development or expansion thereof.

SECTION 6.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the following shall not be deemed to be Affiliate transactions subject to the foregoing limitations:

(a) transactions between or among (i) the Borrower and any Domestic Subsidiaries that are Loan Parties, (ii) any Subsidiaries that are not Loan Parties, and (iii) Loan Parties and Subsidiaries that are not Loan Parties with respect to transactions that are individually and in the aggregate de minimis and immaterial;

(b) any Restricted Payment permitted by Section 6.06;

(c) fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of the Borrower or any Subsidiary as determined in good faith by the board of directors of the Borrower; and

(d) loans and advances to officers, directors and employees permitted by Section 6.03(b).

SECTION 6.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent or otherwise for the benefit of the Secured Parties pursuant to the Loan Documents; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

SECTION 6.10. Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

SECTION 6.11. Financial Covenants. (a) Consolidated Net Worth. Permit Consolidated Net Worth as of the end of any fiscal quarter of the Borrower to be less than the sum of (i) 80% of the Consolidated Net Worth of the Borrower determined as of December 31, 2005, plus (ii) an amount equal to 50% of the Consolidated Net Income earned in each full fiscal quarter ending on or after April 1, 2006 (with no deduction for a net loss in any such fiscal quarter), plus (iii) an amount equal to (x) 100% of the aggregate increases in Shareholders’

Equity of the Borrower and its Subsidiaries after the date hereof by reason of the issuance and sale of Equity Interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly owned Subsidiary), including upon any conversion of debt securities of the Borrower into such Equity Interests less (y) the amount of any stock repurchases, redemptions and acquisitions made pursuant to Section 6.06(d), minus (i) up to $75,000,000 in aggregate reductions in Consolidated Net Worth after July 1, 2007 associated with non-cash write offs of intangibles associated with impairment.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any four fiscal quarter period of the Borrower set forth below to be greater than the ratio set forth below opposite such four fiscal quarter period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
September 29, 2007	3.50:1.00
December 29, 2007 through September 27, 2008	3.25:1.00
December 27, 2008 through September 26, 2009	2.75:1.00
December 26, 2009 and each fiscal quarter thereafter	2.50:1.00

(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any four fiscal quarter period of the Borrower set forth below to be less than the ratio set forth below opposite such four fiscal quarter period:

Four Fiscal Quarters Ending	Minimum Consolidated Fixed Charge Coverage Ratio
September 29, 2007	1.05:1.00
December 29, 2007 through September 27, 2008	1.20:1.00
December 27, 2008 through September 26, 2009	1.25:1.00
December 26, 2009 through September 25, 2010	1.40:1.00
December 25, 2010 and each fiscal quarter thereafter	1.50:1.00

SECTION 6.12. Amendments of Organization Documents. Amend any of its Organization Documents in any manner adverse to the Lenders in any material respect.

SECTION 6.13. Accounting Changes. Except to the extent necessary to conform the accounting policies or reporting practices of the Business to that of the Borrower and its Subsidiaries, make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year.

SECTION 6.14. Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Loans in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 6.02(d), and (c) prepayments of Indebtedness permitted under Section 6.02(b), (d), (f) and (m).

SECTION 6.15. Amendment of Indebtedness. (a) amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 6.02(d), except for any refinancing, refunding, renewal or extension thereof permitted by Section 6.02(d).

SECTION 6.16. Wholly Owned Subsidiaries. Permit any Guarantor or any Material Subsidiary not to be a wholly owned Subsidiary or, in the case of any Material Subsidiary that is a Foreign Subsidiary, a Qualified Non-Wholly owned Subsidiary.

SECTION 6.17. Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions, which are, in any case, inconsistent with prior practice and not otherwise made in the ordinary course of business.

SECTION 6.18. Formation of Subsidiaries. Organize or invest in any new Subsidiary except as permitted under Section 6.03(c) and (h).

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) Non-Payment. The Borrower or any other Loan Party fails (i) to pay when and as required to be paid herein any amount of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or to deposit when and as required to be deposited herein any cash collateral amount due pursuant to Section 2.06(i) or (ii) pay within 5 days after the same becomes due, any interest on any Loan or on any LC Disbursement, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 5.01, 5.02(a) and (b), 5.03, 5.05, 5.10, or 5.18 or Article VI; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) notice of such default shall have been given to the Borrower by the Administrative Agent and (ii) a Responsible Officer of any Loan Party shall have actual knowledge of such failure; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect (other than in respect of any representation or warranty that is subject to a Material Adverse Effect qualifier, in which case, such representation or warranty shall be incorrect) when made or deemed made except with respect to any representation or warranty to the extent incorrect solely as to Immaterial Subsidiaries; or

(e) Cross-Default. (i) Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Borrower or any of its Material Subsidiaries institutes or consents to the institution of any proceeding, procedure, step or action under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, examiner, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, examiner, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any of its Material Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by (A) independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage, or (B) an indemnity by Kraft Foods, Inc., Premark International, Inc. or Sara Lee Corporation (the “Applicable Indemnitor”), as

applicable, pursuant to a legally binding agreement then in full force and effect as to which the Borrower shall have made a claim for indemnification from the Applicable Indemnitor in accordance with the applicable agreement and the Applicable Indemnitor does not dispute such claim or its obligations to indemnify), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount

(j) Foreign Benefits Plans. The occurrence of any of the following events, where such events individually or in the aggregate with all other events in this Section 7.01(j), could reasonably be expected to have a Material Adverse Effect: (i) any employer or employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan are not made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is not sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; or (iii) any Foreign Plan required to be registered is not registered or is not maintained in good standing with applicable regulatory authorities; or

(k) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(l) Change of Control. There occurs any Change of Control; or

(m) Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 5.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien (subject to Liens permitted by Section 6.01) on the Collateral purported to be covered thereby;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth in Section 2.06(i), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, LC Disbursements and other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, LC Disbursements, amounts owing under Secured Swap Contracts and amounts owing under Secured Foreign Credit Lines, ratably among the Lenders, the Issuing Bank, the Hedge Banks, the Foreign Credit Line Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the Obligations comprised of the aggregate undrawn amount of outstanding Letters of Credit in an amount equal to 105% of the aggregate undrawn amount of all such outstanding Letters of Credit;

Sixth, to payment of all Obligations of any Foreign Subsidiaries of the Borrower in favor of any Person that is a Lender or an Affiliate of a Lender, in its capacity as a provider of any treasury management services, ratably to each such Lender or such Affiliate of a Lender in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.06, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Without limiting the foregoing, if any Collateral is sold in a transaction permitted hereunder (other than to the Borrower or to a Subsidiary thereof) such Collateral shall be sold free and clear of the Liens created by the Collateral Documents and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 14901 South Orange Blossom Trail, Orlando, Florida 32837, Attention of Treasurer (Telecopy No. (407) 826-4510);

(ii) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn, 7th floor, Chicago, IL 60603, Attention of Sharon Bosch (Telecopy No. (312) 385-7107); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the

Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement, reduce the rate of interest thereon, reduce any fees payable hereunder, or shorten the date of maturity of any Loan without the written consent of each Lender affected thereby, (iii) postpone the final maturity of any Loan or the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder or reduce the amount of, waive or excuse any such payment, or postpone the final permitted expiry date of any Letter of Credit beyond the Revolving Maturity Date or the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any guarantor from the Guaranty without the written consent of each Lender, or (vii) release all or substantially all of the Collateral without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

(c) Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.09(e) to be delivered in connection with an increase to the aggregate Revolving Commitment or aggregate Term Commitment, the Administrative Agent, the Borrower and the new or existing Lenders whose Revolving Commitments or Term Commitments have been affected may and shall enter into an amendment hereof (which shall be binding on all parties hereto and the new Lenders) solely for the purpose of reflecting any new Lenders and their new Revolving Commitments or Term Commitments and any increase in the Revolving Commitment or Term Commitment of any existing Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought by reference to the aggregate outstanding Term Loans and Revolving Commitments (or, if such revolving Commitments have terminated, aggregate Revolving Credit Exposure)) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(i) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(ii) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(iii) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(c) Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this Section 9.04(c)(ii) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(c), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(d) Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(e) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(g) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such

Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(h) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,

2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TUPPERWARE BRANDS CORPORATION

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Swingline Lender and Issuing Bank

By:
Name:
Title:

ABN AMRO BANK N.V.

By:
Name:
Title:

BANCA NAZIONALE DEL LAVORO SPA, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

By:
Name:
Title:

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH

By:
Name:
Title:

CALYON NEW YORK BRANCH

By:
Name:	Robert L. Nelson
Title:	Managing Director

By:
Name:	Samuel L. Hill
Title:	Managing Director and Regional Head

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH

By:
Name:
Title:

COMMERCEBANK, N.A.

By:
Name:	Alan Hills
Title:	Vice President

FIFTH THIRD BANK, A MICHIGAN BANKING CORPORATION

By:
Name:
Title:

FIRST HORIZON BANK, A DIVISION OF FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:
Name:
Title:

FORTIS CAPITAL CORP.

By:
Name:
Title:

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:
Name:
Title:

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION

By:
Name:
Title:

HUA NAN COMMERCIAL BANK LTD., LOS ANGELES BRANCH

By:
Name:
Title:

HUA NAN COMMERCIAL BANK, LTD., NEW YORK AGENCY

By:
Name:
Title:

KBC BANK N.V.

By:
Name:
Title:

KEY BANK NATIONAL ASSOCIATION

By:
Name:
Title:

MIZUHO CORPORATE BANK, LTD.

By:
Name:
Title:

NATIONAL CITY BANK, A NATIONAL BANKING ASSOCIATION

By:
Name:	Amish S. Patel
Title:

THE NORTHERN TRUST COMPANY

By:
Name:
Title:

REGIONS BANK

By:
Name:	Roberto Munoz
Title:

SUNTRUST BANK

By:
Name:
Title:

TAIWAN COOPERATIVE BANK SEATTLE BRANCH

By:
Name:	Vincent Yang
Title:	Vice President and General Manager

UNION BANK OF CALIFORNIA, N.A.

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:	John K. Strudwick
Title:	Senior Vice President

WELLS FARGO BANK, N.A.

By:
Name:
Title:

Schedule 1.01

PRICING SCHEDULE

APPLICABLE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Eurodollar Spread	.625%	.75%	1.00%	1.25%
Commitment Fee Rate	.125%	.15%	.20%	.25%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 5.01 of this Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Consolidated Leverage Ratio is less than or equal to 2.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Consolidated Leverage Ratio is less than to 2.50 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Consolidated Leverage Ratio is less than 3.00 to 1.00.

“Level IV Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

“Status” means Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to the Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five Business Days after such Financials are so delivered. Until adjusted after the Effective Date, Level III Status shall be deemed to exist.

Schedule 2.01

COMMITMENTS

Lender	Revolving Commitments	Term Commitments
JPMorgan Chase Bank, N.A.	$21,250,000	$63,750,000
ABN AMRO Bank N.V.	$5,000,000	$15,000,000
Banca Nazionale del Lavora SpA, New York Branch	$3,500,000	$10,500,000
Banco Bilbao Vizcaya Argentaria S.A.	$5,000,000	$15,000,000
Bank of Communications Co., Ltd., New York Branch	$1,250,000	$3,750,000
Calyon New York Branch	$13,750,000	$41,250,000
Chang Hwa Commercial Bank, Ltd., New York Branch	$2,500,000	$7,500,000
Commercebank, N.A.	$4,375,000	$13,125,000
Fifth Third Bank, A Michigan Banking Corporation	$3,500,000	$10,500,000
First Horizon Bank, a Division of First Tennessee Bank National Association	$3,500,000	$10,500,000
Fortis Capital Corp.	$5,000,000	$15,000,000
The Governor and Company of the Bank of Ireland	$11,250,000	$33,750,000
HSBC Bank USA, National Association	$11,250,000	$33,750,000
Hua Nan Commercial Bank Ltd., Los Angeles Branch	$2,500,000	$7,500,000
Hua Nan Commercial Bank, Ltd., New York Agency	$1,250,000	$3,750,000
KBC Bank N.V.	$11,250,000	$33,750,000
Key Bank National Association	$16,250,000	$48,750,000
Mizuho Corporate Bank, Ltd.	$11,250,000	$33,750,000
National City Bank, a national banking association	$7,000,000	$21,000,000
The Northern Trust Company	$5,000,000	$15,000,000
Regions Bank	$4,375,000	$13,125,000
SunTrust Bank	$11,250,000	$33,750,000
Taiwan Cooperative Bank Seattle Branch	$2,500,000	$7,500,000
Union Bank of California, N.A.	$11,250,000	$33,750,000
Wachovia Bank, National Association	$13,750,000	$41,250,000
Wells Fargo Bank, N.A.	$11,250,000	$33,750,000

TOTAL	$200,000,000	$600,000,000